ACQUISITION AGREEMENT

THIS AGREEMENT dated for reference the 24th day of April, 2002.

BETWEEN:

CDG INVESTMENTS INC.
(formerly Golden Rule Resources Ltd.)
500, 926 – 5th Avenue S. W.
Calgary, Alberta T2P 0N7

(herein called "**CDG**")

and

WADDY LAKE RESOURCES INC.
500, 926 - 5th Avenue S. W.
Calgary, Alberta T2P 0N7

(herein called "**Waddy Lake**")

(collectively herein called the "**Vendors**" or individually called the "**Vendor**")

OF THE FIRST PART

AND:

GOLDEN BAND RESOURCES INC.
Suite 900, 475 Howe Street
Vancouver, B.C. V6C 2B3

(herein called the "**Purchaser**")

OF THE SECOND PART

WHEREAS:

A. The Vendors are the legal and beneficial owners of certain interests, including Royalty Interests, in the properties described in Schedule "A" attached hereto (collectively the "**CDG Properties**");

B. By a letter agreement (the "**Letter Agreement**") dated April 24, 2002 the Vendors agreed to sell and the Purchaser agreed to purchase (subject to certain exclusions hereinafter described) the CDG Properties on the terms and conditions herein provided; and

C. The parties wish to formalize the terms of the Letter Agreement by entering into this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree each with the other as follows:

1. **Definitions**

1.1 In this Agreement and the recitals hereto, unless the context otherwise requires, the following terms shall have the following respective meanings:

(a) **"Acquisition Securities"** means collectively the Acquisition Shares, the Acquisition Warrants and the Acquisition Warrant Shares;

(b) **"Acquisition Shares"** means the 11,569,202 common shares of the Purchaser to be issued to the Vendors, in part consideration for the CDG Properties, pursuant to this Agreement;

(c) **"Acquisition Warrants"** means the 2,892,202 common share purchase warrants of the Purchaser to be issued to the Vendors in part consideration of the CDG Properties, each such warrant entitling the holder thereof to acquire one Acquisition Warrant Share for a period of 3 years from the date of the Closing at a price of $0.15 in the first year, $0.20 in the second year and $0.30 in the third year;

(d) **"Acquisition Warrant Shares"** means the common shares of the Purchaser to be issued upon exercise of the Acquisition Warrants;

(e) **"Anti-Dilution Agreement"** means the agreement to be entered into between the Purchaser and CDG at the Closing, granting to CDG the Anti-Dilution Right, substantially in the form attached as Schedule "B";

(f) **"Anti-Dilution Right"** means the rights to be granted to CDG pursuant to the Anti-Dilution Agreement to participate in all equity financings of the Purchaser (including financings of securities convertible directly or indirectly into equity securities) to at least the extent required to allow CDG to maintain its pro rata equity interest after the closing of such financings up to the level that it held prior to the closing of the financing, provided that:

   (i) if prior to such financing, CDG has been diluted subsequent to any prior financing due to the exercise of warrants, options or other convertible securities, in exercising its Anti-Dilution Right, CDG has the right to increase its participation in the equity financing to make up for such further dilution in addition to the Financing;

   (ii) the stock exchange on which the common shares of the Purchaser are listed and posted for trading will allow such terms to be offered to CDG;

   (iii) if, at any time after Closing, CDG owns less than 5% of the Purchaser' issued and outstanding equity capital, then the Anti-Dilution Right will terminate; and

   (iv) the Anti-Dilution Right shall expire 4 years from the Closing Date;

(g) **"Cameco"** means Cameco Corporation;

(h) **"Cameco Agreement"** means the Letter Agreement with Cameco and certain other companies dated 24, 2002 regarding the purchase and sale of the collective interest of the parties to the Cameco Agreement in the La Ronge Greenstone Belt in exchange for the issuance by the Purchaser of 4,699,025 shares and 1,174,756 share purchase warrants of the Purchaser and further includes the definitive form of agreement contemplated by the Letter Agreement;

(i) **"Cameco Properties"** means the Cameco Properties as defined in Section 2.2;

(j) **"Company Act"** means The *Company Act* (British Columbia);

(k) **"Closing"** means the closing of the purchase and sale of the CDG Properties and issuance of the Acquisition Shares and Acquisition Warrants;

(l) **"Closing Date"** means the 3rd business day following receipt of all required Regulatory Approvals or such other date as the parties hereto may agree;

(m) **"Encumbrance"** means any mortgage, charge, pledge, hypothec, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option, claim, encumbrance, set-off, escrow, hold period, voting agreement, voting trust or other limitation, restriction or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law or pursuant to the by-laws, rules or policies of any stock exchange, and whether known or unknown at the time of Closing;

(n) **"Environmental Contamination"** means the discharge, emission, leaking, spilling, leaching, release or discharge into the environment, including, without limitation, land, air and water, of Hazardous Materials or other material, so as to result in any harm, damage or hazard to the environment or to any person, property or thing;

(o) **"Environmental Laws"** means all laws or lawful requirements of any Governmental Authority with respect to environmental and health protection or regulating Hazardous Materials;

(p) **"Feasibility Study"** means a study prepared, either under the direction of CDG or in-house by CDG and reviewed by a recognized firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of minerals on the Designated Area (as hereinafter defined) into commercial production by establishment of a mine, reviews all outstanding issues, contains a statement of the ore reserves, reviews the nature and scale of any proposed operation, contains an estimate of all relevant costs to bring the Designated Area into commercial production and costs for production thereafter and is in the form of a document appropriate for presentation to a bank or other financial institution from which a party might wish to secure financing, but, for further clarity, it shall not be required that a bank approve the financing;

(q) **"Financing"** means the proposed equity financing of securities of the Purchaser such that the Purchaser will have, within 120 days after Closing, working capital of not less than Cdn.$350,000 (which has been satisfied);

(r) **"Governmental Authority"** means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency, regulatory body or instrumentality thereof, including, without limitation, any securities commission, stock exchange or other securities regulatory authority, whether a self-regulating body or otherwise;

(s) **"Governmental Authorizations"** means all authorizations, approvals, licenses, permits or quotas issued to either of the Vendors primarily in connection with the CDG Properties by any Governmental Authorities;

(t) **"Hazardous Materials"** means any asbestos materials, urea formaldehyde, explosives, radioactive materials, pollutants, contaminants, hazardous substances, corrosive substances, toxic substances, special wastes or wastes of any kind, including, without limitation, compounds known as chlorobiphenyls and any substance the storage, manufacture, disposal, treatment, generation, use, transport, remediation or release of which into the environment is prohibited, controlled or licensed under Environmental Laws;

(u) **"Misrepresentation"** means a misrepresentation as defined under the *Securities Act* (British Columbia);

(v) **"Regulatory Approvals"** means required material approvals, authorizations or consents of the TSX Venture or other governmental authorities to this Agreement and the transactions contemplated hereunder;

(w) **"Resale Requirements"** means the agreement of each Vendor not to resell the Acquisition Securities except as defined in and in compliance with Sections 6.2 and 7.2;

(x) **"Royalty Obligation"** means the royalties payable in respect of the CDG Properties to third parties as more specifically set out in Schedule "A" attached hereto;

(y) **"Shares"** means common shares of the Purchaser;

(z) **"TSX Venture"** means the TSX Venture Exchange;

(aa) **"Technical Report"** means a technical report prepared in respect of the CDG Properties, in accordance with National Instrument 43-101 made pursuant to the securities laws of British Columbia; and

(bb) **"Valuation Report"** means a valuation prepared in respect of the CDG Properties.

1.2 Unless otherwise indicated, all references to currency in this Agreement are to lawful money of Canada and all amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of Canada.

2. PURCHASE AND SALE

2.1 Subject to the terms and conditions of this Agreement, at the Closing, the Vendors will sell, transfer and assign to the Purchaser the CDG Properties, free and clear of all Encumbrances save for the Royalty Obligations, in exchange for the issuance by the Purchaser to the Vendors of the Acquisition Shares and the Acquisition Warrants which shall be apportioned between the Vendors in the manner set out in Schedule "C" hereto.

2.2 The Vendors acknowledge that the Purchaser has entered into the Cameco Agreement regarding the purchase and sale of the collective interests of Cameco and other companies in the La Ronge Greenstone Belt as described in Schedule "D" (collectively, the **"Cameco Properties"**).

2.3 The Vendors hereby consent to, and waive any rights of first refusal in respect of, the transfer of the Cameco Properties to the Purchaser from Cameco pursuant to the Cameco Agreement.

3. CLOSING

3.1 The Closing will take place at 10:00 a.m. (Vancouver time) on the Closing Date at the offices of Dumoulin Black, 10th Floor, Vancouver, British Columbia, or at such other place, date and time as may be mutually agreed upon by the parties hereto.

4. REPRESENTATIONS OF THE VENDORS

4.1 Each of the Vendors hereby represents and warrants, severally and not jointly, to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

(a) CDG is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power, authority and capacity to enter into this Agreement, to consummate all transactions contemplated herein and to perform its obligations hereunder;

(b) Waddy Lake is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction and incorporation and has the power, authority and capacity to enter into this Agreement, to consummate all transactions contemplated herein and to perform its obligations hereunder;

(c) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendors and this Agreement constitutes a valid and binding obligation of the Vendors enforceable against the Vendors in accordance with its terms;

(d) the Vendors have all requisite power and authority to hold and to deliver title to their respective interests in the CDG Properties as described in Schedule "A" and neither the execution and delivery of this Agreement nor the performance of the Vendors' obligations hereunder will:

(i) violate or constitute default under the constating documents, by-laws, or articles of the Vendors, any order, decree, judgment, statute, by-law, rule, regulations, or restriction applicable to the Vendors to any of the CDG Properties, or any contract, agreement, instrument, covenant, mortgage, or security involving the CDG Properties, to which the Vendors are a party or which is binding upon the Vendors;

(ii) result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable, other than such as may become payable under the Income Tax Act of Canada, or

(iii) give rise to acceleration of the time for payment of any moneys payable or for the performance of any obligation to be performed in respect of the CDG Properties;

(e) the Vendors will use their best efforts to obtain the consent of all parties who are required to consent to the transfer of the CDG Properties to the Purchaser on or before the Closing;

(f) the Vendors own and possess and have and will have at Closing good and marketable title to their respective interests in the CDG Properties as described in Schedule "A" hereto, free and clear of all Encumbrances of every kind and nature whatsoever save for the Royalty Obligations;

(g) the Vendors do not have any indebtedness which might by operation of law or otherwise, now or hereafter, constitute a lien, charge or encumbrance upon the CDG Properties except Waddy Lake has issued a debenture (the "**Waddy Lake Debenture**") which provides for security against the CDG Properties which Waddy Lake has agreed to transfer hereunder, which security is to be released prior to Closing;

(h) each of the mineral claims and mining leases which comprise the CDG Properties has been validly located, filed and recorded in compliance with the laws of the Province of Saskatchewan as they relate to location and recordation of such mineral claims and mining leases;

(i) the Vendors have caused timely compliance with all of the filing provisions of the laws relating to the mineral claims and mining leases which comprise the CDG Properties;

(j) the mineral claims and mining leases which comprise the CDG Properties are valid and subsisting mineral claims and mining leases and all claim and lease maintenance fees and taxes have been paid thereon until the dates shown on Schedule "A" and the expiry dates of the claims comprising the CDG Properties are shown on Schedule "A";

(k) the Vendors, if required, have caused assessment work to be performed upon the CDG Properties or paid fees in lieu thereof through the effective date of this Agreement and have recorded and

filed proof thereof, all of which work, recordings and filings have been completed in accordance with applicable statutes pertaining to assessment work;

(l) there are:

(i) no actions, suits or proceedings before any court, pending or threatened, by or against or affecting the CDG Properties or involving the Vendors which might affect the CDG Properties; and

(ii) no proceedings, investigations, complaints, order, directives or notices of defect or non-compliance by or before any governmental commission, department, board, authority or administrative or regulatory agency, body or officer issued, pending or threatened against or in respect of the CDG Properties or involving the Vendors which might affect the CDG Properties;

(m) no Hazardous Materials, or other material used on or generated by any use on the CDG Properties, have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted in violation of any Environmental Laws or Governmental Authorizations. All Hazardous Materials disposed of, removed, emitted, treated, released, discharged or spilled from or by any of the CDG Properties were and are documented, generated, handled, transported, stored, treated and disposed of in compliance with all Environmental Laws and Governmental Authorizations;

(n) all of the materials that were or are used for the generation, handling, treatment, storage or disposal of Hazardous Materials used in or generated by the CDG Properties have been and are properly permitted and operated in compliance with all Environmental Laws;

(o) there is no Environmental Contamination of any of the CDG Properties;

(p) there are no orders, agreements or consent orders to which either of the Vendors is a party relating to compliance of any of the CDG Properties with Environmental Laws;

(q) there have been no orders issued or threatened and no investigations, removal, remedial or response actions ordered, conducted, taken or threatened under or pursuant to any Environmental Laws with respect to any operations conducted on the CDG Properties other than routine inspections. No claims are pending or threatened with respect to Environmental Contamination on any of the CDG Properties or the violation of any Environmental Laws in connection with the CDG Properties;

(r) the use of, and operations relating to CDG Properties do not constitute a nuisance of any nature, nor has any such claim for nuisance been made or threatened in respect of such use by any person;

(s) there are no actions, suits, litigations, arbitrations, proceedings or claims in progress, including without limitation any such actions or claims with respect to any taxes, assessments or penalties, pending or threatened against or relating to the Vendors or likely to materially affect the Vendors or the CDG Properties, or any circumstance, matter or thing known to the Vendors which might reasonably give rise to any such proceeding or any judgment, decree, injunction, rule or order of or by any court or governmental authority having jurisdiction outstanding or threatened against the Vendors by any court or governmental authority having jurisdiction; and

(t) the Vendors are not non-residents of Canada within the meaning of the Income Tax Act of Canada.

5. REPRESENTATIONS OF THE PURCHASER

5.1 The Purchaser represents and warrants to the Vendors as follows, with the intent that the Vendors will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and has the power, right and capacity to enter into this Agreement and to carry out its terms;

(b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a valid and binding obligation of the Purchaser in accordance with its terms;

(c) as of the date hereof (except where noted), the Purchaser has:

(i) an authorized capital consisting of 100,000,000 common shares without par value, 100,000,000 Class A Preference Shares with a par value of $10 each and 100,000,000 Class B Preference Shares with a par value of $50 each of which 18,757,833 common shares as at October 8, 2002 and no Class A Preference Shares or Class B Preference Shares are outstanding;

(ii) no options, warrants or other convertible securities issued or outstanding which entitle the holder to purchase shares or any other securities of the Purchaser except as publicly disclosed or contemplated hereby;

(d) the Purchaser is a "**reporting issuer**" within the meaning of the securities laws of British Columbia and Alberta, is not in default of any requirement of any applicable securities laws and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of the Purchaser and the Purchaser is entitled to avail itself of the applicable prospectus exemptions available under applicable securities laws in British Columbia and Alberta in respect of the issuances of the Acquisition Securities contemplated in this Agreement;

(e) the financial statements of the Purchaser for the interim periods ended January 31, 2002, October 31, 2001 and July 31, 2001 (unaudited) and for the fiscal years ended April 30, 2002 and 2001 (audited) (the "**Financial Statements**") are true and correct in every material respect, and have been prepared in accordance with generally accepted accounting principles and fairly reflect the financial position of the Purchaser as at the date of such financial statements and the results of its operations for the period then ended;

(f) the Purchaser has filed with all applicable securities and regulatory authorities (including exchanges and markets) all information and documents required to be filed with such authorities (the "**Purchaser's Public Record**") and the statements set forth in the Purchaser's Public Record are true, correct and complete and do not contain any Misrepresentation as of the dates on which they were made and the Purchaser has not filed any confidential material change reports or similar reports;

(g) the common shares of the Purchaser are posted and listed for trading on the TSX Venture and the Purchaser is in compliance with all material rules, regulations and policies of the TSX Venture.

(h) the Purchaser has all requisite power and authority to hold its assets and neither the execution and delivery of this Agreement nor the performance of the Purchaser's obligations hereunder will:

(i) violate or constitute default under the constating documents, by-laws, or articles of the Purchaser, any order, decree, judgment, statute, by-law, rule, regulations, or restriction applicable to the Purchaser, or any contract, agreement, instrument, covenant, mortgage, or security applicable to the Purchaser, or to which the Purchaser is a party or which is binding upon the Purchaser;

(ii) result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable, other than such as may become payable under the Income Tax Act of Canada, or

(iii) give rise to acceleration of the time for payment of any moneys payable or for the performance of any obligation to be performed by the Purchaser;

(i) no Hazardous Materials, or other material used on or generated by any use on properties currently or previously owned, controlled, operated or used by the Purchaser (the "**Purchaser's Properties**"), while under the Purchaser's ownership, control or use, have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted in violation of any Environmental Laws or Governmental Authorizations. No Hazardous Materials were disposed of, removed, emitted, treated, released, discharged or spilled from or by any of the Purchaser's Properties by the Purchaser;

(j) there is no Environmental Contamination of any of the Purchaser's Properties;

(k) there have been no orders issued or threatened and no investigations, removal, remedial or response actions ordered, conducted, taken or threatened under or pursuant to any Environmental Laws with respect to operations conducted on to the Purchaser's Properties other than routine inspections. No claims are pending or threatened with respect to Environmental Contamination on any of the property comprising the Purchaser's former properties or the violation of any Environmental Laws in connection with the Purchaser's Properties;

(k) there have been no orders issued or threatened and no investigations, removal, remedial or response actions ordered, conducted, taken or threatened under or pursuant to any Environmental Laws with respect to any operations conducted on the Purchaser's Properties other than routine inspections. No claims are pending or threatened with respect to Environmental Contamination on any of the Purchaser's Properties or the violation of any Environmental Laws in connection with the Purchaser's Properties;

(l) the use of, and operations relating to Purchaser's Properties do not constitute a nuisance of any nature, nor has any such claim for nuisance been made or threatened in respect of such use by any person; and

(m) except as contemplated by this Agreement, the Purchaser has not, since the date of the Financial Statements:

(i) experienced any adverse material change in the business, operations, assets, liabilities, ownership, capital or financial position or condition of the Purchaser, or any change in a material fact that has a significant adverse effect on, or would reasonably be expected to have a significant adverse effect on, the business, operations, assets, liabilities, ownership, capital or financial position or condition of the Purchaser;

(ii) the corporate records of the Purchaser, as required to be maintained by the Purchaser under the applicable corporate statutes, including, without limitation, the constating documents of the Purchaser, are accurate, complete and up-to-date in all material respects and all material transactions of the Purchaser have been promptly and properly recorded in its books or filed with its records;

(n) the Purchaser is not a party to any material contracts save as disclosed in the Purchaser's Public Record; and

(o) there are no actions, suits, litigations, arbitrations, proceedings or claims in progress, including without limitation any such actions or claims with respect to any taxes, assessments or penalties, pending or threatened against or relating to the Purchaser or likely to affect the Purchaser or the Acquisition Securities , or any circumstance, matter or thing known to the Purchaser which might reasonably give rise to any such proceeding or any judgment, decree, injunction, rule or order of or by any court or governmental authority having jurisdiction outstanding or threatened against the Purchaser.

6. **COVENANTS OF THE VENDORS**

6.1 Between the date of this Agreement and the Closing, each of the Vendors covenants, severally and jointly, that it:

(a) will not sell or dispose of any of the CDG Properties;

(b) will deliver to the Purchaser full, true and plain disclosure of all material facts relating to the CDG Properties to permit the Purchaser to satisfy all its disclosure and other relevant obligations under applicable securities legislation to permit the transactions to be completed hereunder;

(c) will afford the Purchaser and its authorized representatives full access during normal business hours to information relating to the CDG Properties and without limitation, all title documents, abstracts of title, deeds, leases, contracts, books, records including exploration records, and other such material relating to the CDG Properties and furnish such copies thereof and other information, as the Purchaser may reasonably request, in order to conduct its due diligence investigations;

(d) will use its best efforts to obtain the consents of all parties who are required to consent to the transfer of the CDG Properties to the Purchaser on or before the Closing Date;

(e) notify the Purchaser as soon as the Vendor's directors or officers have determined that a state of facts exist which results in, or shall result in:

(i) any representation and warranty of the Vendors being untrue or incorrect in any material respect;

(ii) the non-fulfilment by a Vendor of any conditions set forth in this Agreement; or

(iii) any adverse material change in the business, operations, assets, liabilities, ownership, capital or financial position or condition of either of the Vendors, or change in a material fact that has a significant adverse affect on, or would reasonably be expected to have a significant adverse affect on this Agreement;

(f) will ensure that on the Closing Date it holds good and marketable title to its interest in the CDG Properties as described in Schedule "A" hereto, free and clear of all Encumbrances subject only to the Royalty Obligations and will obtain a written confirmation of the release of any security against the CDG Properties under the Waddy Lake Debenture prior to the Closing Date; and

(g) will comply with the Resale Restrictions after Closing.

6.2 The Acquisition Securities, when issued, will be subject to such escrow requirements, hold periods, legending requirements and resale or other restrictions as may be required by the TSX

Venture and applicable securities laws (collectively, the "**Resale Requirements**") and the Vendors agree to execute such escrow agreements, undertakings or other documentation as may be so required and to comply with applicable Resale Requirements.

6.3 On Closing, the Vendors shall deliver to the Purchaser complete technical files, hard copies, computer databases and all other data, reports, records and analysis in their possession and relating to properties within the Area of Interest (as hereinafter defined) (collectively, the "**Data**") which has not already been delivered to the Purchaser. All rights, title and interest in the Data will be transferred to the Purchaser together with the CDG Properties and will become the intellectual property of the Purchaser upon Closing.

6.4 From the date hereof and for a period of three years from Closing, each of the Vendors agrees not to acquire mining rights, including rights under an option agreement, within the area of interest being the boundaries of the current CDG Properties (the "**Area of Interest**") without first offering the Purchaser the right to elect to acquire such mineral rights within 30 days from the date of delivery of the offer to the Purchaser on substantially the same terms as they may be acquired by the Vendor. If such mineral rights are part of a larger package of mineral claims available from third parties, the Purchaser shall only have the right to acquire mineral rights to lands within the Area of Interest at a price determined by a consultant acceptable to both the Purchaser and the Vendor with reference to the aggregate consideration payable by the Vendor for the larger land package. For the purposes of this Agreement, an offer will be considered to be on substantially the same terms if the exploration commitments and the cash payments are the same (both in dollar value and timing) and the share consideration is payable at the same time and has an equal market value based on the average closing prices of the respective companies shares during the 10 days preceding receipt by the Vendor of the third party's offer to sell/option the mineral rights.

6.5 The Vendors jointly and severally covenant and agree to indemnify and hold harmless the Purchaser from and against:

(a) except as to those which by the terms of this Agreement are to be assumed or paid by the Purchaser, any and all debts, obligations and liabilities including obligations or liabilities arising from any pre-existing Environmental Contamination, whether accrued, absolute, contingent or otherwise, existing at the time of Closing, respecting the CDG Properties; and the Purchaser may, but will not be bound to, pay or perform same and all moneys so paid by the Purchaser in doing so will constitute indebtedness of the Vendors to the Purchaser hereunder;

(b) any and all damage or deficiency resulting from any Misrepresentation, breach of warranty or the non-fulfillment of any covenant on the part of the Vendors under this Agreement or under any document or instrument delivered pursuant hereto; and

(c) any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses (including the full amount of any legal expenses invoiced to the Purchaser) which arise or are made or claimed against or are suffered or incurred by the Purchaser in respect of any of the foregoing.

7. COVENANTS OF THE PURCHASER

7.1 Between the date of this Agreement and the Closing, the Purchaser:

(a) will use its best efforts to obtain and procure in cooperation with the Vendors, all consents, regulatory and other approvals, releases and discharges required to effect the transactions contemplated by this Agreement;

(b) will forthwith call a meeting of its shareholders and use its best efforts to obtain the approval of its shareholders to the issuance of the Acquisition Securities; and

(c) will notify the Vendors as soon as any of the Purchaser's directors or officers have determined that a state of facts exist which results in, or shall result in:

(i) any representation and warranty of the Purchaser being untrue or incorrect in any material respects;

(ii) the non-fulfilment of any conditions set forth in this Agreement; or

(iii) any adverse material change in the business, operations, assets, liabilities, ownership, capital or financial position or condition of Purchaser, or change in a material fact that has a significant adverse affect on, or would reasonably be expected to have a significant adverse affect on, the business, operations, assets, liabilities, ownership, capital or financial position or condition of the Purchaser.

7.2 The Acquisition Shares and Acquisition Warrants, when issued, will be subject to the Resale Requirements and the Purchaser agrees to execute such escrow agreements, comply with such legending requirements in accordance with the Resale Requirements and execute and file such other documentation as may be so required to comply with the Resale Requirements, including such documents required under Multilateral Instrument 45-102, made pursuant to the Securities Act (British Columbia), to enable the Acquisition Shares, Acquisition Warrants and Acquisition Warrant Shares to be resold, for the purposes of the Securities Acts of British Columbia, Alberta and Ontario only, after the expiry of twelve months from the date of distribution of the Acquisition Securities.

7.3 Throughout the five-year period following the Closing, the Purchaser will remain duly registered to carry on business in the Province of Saskatchewan and will maintain its status as a reporting issuer in the Provinces of British Columbia and Alberta and will take all reasonable steps to ensure that it is not placed on the list of defaulting issuers maintained by the Securities Commissions of the Provinces of Alberta and British Columbia, or if placed on one or both of such lists will take all reasonable steps to remove the name of the Purchaser from such list or lists.

7.4 The Purchaser covenant and agree to indemnify and hold harmless the Vendors from and against:

(a) except as to those which by the terms hereof are to be assumed or paid by the Vendors, any and all debts, obligations and liabilities, whether accrued, absolute, contingent or otherwise, existing at the time of Closing of the Purchaser; and the Vendors may, but will not be bound to, pay or perform same and all moneys so paid by the Vendors in doing so will constitute indebtedness of the Purchaser to the Vendors hereunder;

(b) any and all damage or deficiency resulting from any Misrepresentation, breach of warranty or the non-fulfillment of any covenant on the part of the Purchaser under this Agreement or under any document or instrument delivered pursuant hereto; and

(c) any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses (including the full amount of any legal expenses invoiced to the Vendors) which arise or are made or claimed against or are suffered or incurred by the Vendors in respect of any of the foregoing.

7.5 Unless otherwise agreed unanimously by the board of directors of the Purchaser, the Purchaser shall fix the number of directors of the Purchaser at a maximum of seven. From the Closing Date until such time as CDG fails to hold a minimum aggregate equity interest in the Purchaser of 5%, the Purchaser will include, as one of the nominees to its board of directors in any information circular in respect of a meeting of shareholders of the

Purchaser to elect directors, one nominee of CDG. The Purchaser shall give CDG not less than 20 days advance notice of the mailing of any such information circular for the purposes of allowing CDG sufficient time to determine its nominee. If CDG does not advise the Purchaser of the name of its nominee and such other particulars about the nominee as are required to be included in the information circular within 20 days of receipt of the aforementioned notice from the Purchaser, the Purchaser shall include as one of its nominees in the information circular the nominee of CDG for the previous year.

8. NON MERGER

8.1 The representations, warranties, covenants and agreements of the Vendors contained herein and those contained in the documents and instruments delivered pursuant hereto, will survive the Closing Date for a period of one year following the Closing Date and, notwithstanding the completion of the purchase and sale herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Vendors of such representation, warranty, covenant or agreement) or any investigation by the Purchaser, same will remain in full force and effect for a period of one year following the Closing Date.

8.2 The representations, warranties, covenants and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto, will survive the Closing for a period of one year following the Closing Date and, notwithstanding the completion of the purchase and sale herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant or agreement) or any investigation by the Vendors, same will remain in full force and effect for a period of one year following the Closing Date.

9. FEASIBILITY STUDY

9.1 The Purchaser hereby grants CDG a non-exclusive right to undertake during the first four years after Closing, at its own expense, a Feasibility Study in respect of an area designated by CDG (the "**Designated Area**") within the CDG Properties, the Cameco Properties and the properties of the Purchaser held as at April 24, 2002 and described in Schedule "E" (such Designated Area to be approved by the Purchaser, acting reasonably). Such a Feasibility Study shall be undertaken either under the direction of CDG or in-house by CDG and shall be reviewed and audited by an internationally qualified engineering firm. CDG hereby acknowledges that pursuant to the Cameco Agreement, the Purchaser has granted to Cameco an equivalent non-exclusive right and that rights of CDG or Cameco as applicable, can only be exercised by the first of CDG and Cameco (the "**Initiating Party**") to commit not less than C$250,000 to financing such Feasibility Study. The Initiating Party will maintain sufficient funds to satisfy all liabilities that it has undertaken in conjunction with the feasibility study from time to time and to ensure that all of the properties held by the Purchaser remain free and clear of all liens, charges or encumbrances in respect of all liabilities undertaken by the Initiating Party in conjunction with the feasibility study. If the Initiating Party ceases to actively progress the Feasibility Study for a period of eight months from the date when first commenced, the right of each of Cameco, CDG and the Purchaser to undertake a Feasibility Study will come back into effect as set out above. Upon completion of a Feasibility Study that: (i) reflects a rate of return satisfactory to the Initiating Party undertaking the Feasibility Study (provided that it is not less than 10%); and (ii) is based on assumptions that are consistent with good mining practices (a "**Positive Feasibility Study**"), the Initiating Party completing the Positive Feasibility Study (the "**Completing Party**") shall ensure that one copy thereof is promptly delivered to each of the Purchaser, CDG and Cameco. All expenditures by the Purchaser subsequent to the Closing Date relating to a Designated Area will be multiplied by a factor of two and will be deemed to be the Purchaser's initial contribution to production financing in respect of the project which is the subject of the Positive Feasibility Study. If a Positive Feasibility Study is obtained by an Initiating Party and accepted by the Purchaser, the Purchaser will have the option of participating as a 49% working interest party or electing to be carried for a 35% working interest through to commercial production. In respect of the carried interest, the Initiating Party will recover the Purchaser's share of development expenditures from 80% of the Purchaser's share of positive cash flow. In either of the above, the exploration expenditures multiplied by a factor of two will be subtracted from the development costs.

9.2 The Completing Party shall have 90 days after the date that the Positive Feasibility Study is delivered to the Purchaser (the "**Feasibility Completion Date**") to advise the Purchaser whether it will make a

proposal and budget for development, procurement and mining of the properties which are the subject of such feasibility study (a "**Development Proposal**"). The Purchaser shall not issue a request for Development Proposals (a "**Request for Quote**") to anyone prior to the expiry of such 90 day period. If the Completing Party does not elect to make a Development Proposal within 90 days of the Feasibility Completion Date, the Purchaser may then issue a Request for Quote to anyone at any time after such period has elapsed.

9.3 Notwithstanding Section 8.2, any one of the Purchaser, Cameco or CDG that is not the Completing Party (the "**Non-Completing Parties**", or one of them a "**Non-Completing Party**") may make a Development Proposal at any time after the Feasibility Completion Date, but any Development Proposal submitted by any Non-Completing Parties will only prevail over the Development Proposal of the Completing Party if the Development Proposal of the Non-Completing Party is ascertained to be clearly superior through independent evaluation and determination by the independent directors of the Purchaser based on a review and audit by an independent, qualified engineering firm selected by the independent directors of the Purchaser. In the event that the Development Proposal of a Non-Completing Party is accepted by the Purchaser, the Non-Completing Party prevailing party will be obliged to reimburse the Completing Party by an amount equal to two times the cost of the Positive Feasibility Study. Such cost shall be certified by the engineering firm that reviewed and audited the Positive Feasibility Study.

9.4 At any time after 120 days from the Feasibility Completion Date the Purchaser may set a deadline for submission of all Development Proposals and shall deliver a notice to Cameco and CDG announcing such deadline, which deadline shall be not less than 30 days from the date of delivery of the aforementioned notice by the Purchaser to Cameco and CDG.

9.5 If the Purchaser receives a Development Proposal within 4 years of the Closing Date from any party other than either CDG, the Purchaser or Cameco or a combination thereof (an "**Outside Party Proposal**"), each of Cameco and CDG will have a right of first refusal, exercisable for 90 days after the Outside Development Proposal is delivered to it, to match the Development Proposal or deliver a Development Proposal that demonstrates a clear benefit to the Purchaser. The Purchaser shall evaluate whether a competing Development Proposal is ascertained to be clearly superior through independent evaluation and determination by the independent directors of the Purchaser based on a review and audit by an independent, qualified engineering firm selected by the independent directors of the Purchaser and the prevailing Development Proposal will be finally decided on the recommendation of the Purchaser's independent directors. If the Completing Party is not the prevailing party, the prevailing party will reimburse the Completing Party by an amount equal to two times the cost of the Positive Feasibility Study as certified by the engineering firm that reviewed and audited the Positive Feasibility Study. If both Cameco and CDG elect to match the Outside Party Proposal, the Completing Party will be entitled to prevail.

10. CONDITIONS PRECEDENT

10.1 The obligations of the Vendors and the Purchaser consummate the transactions herein contemplated, are subject to the fulfilment of each of the following conditions precedent:

(a) the Vendors and the Purchaser will obtain all necessary Technical Reports and Valuation Reports respecting the CDG Properties in form acceptable to the Purchaser and any necessary regulatory authorities and the Vendors and the Purchaser will cooperate to the fullest extent possible in providing information and documents to the person or persons conducting the Technical Reports and Valuation Report;

(b) the Purchaser will be responsible for the fees and costs relating to the Technical Reports and Valuation Report, save as hereinafter provided in Section 14.2;

(c) the proposed issuance of the Acquisition Securities will be exempt from the prospectus requirements of applicable securities legislation;

(d) all necessary approvals to the transactions contemplated herein of the shareholders of the Purchaser, of the TSX Venture and of any other regulatory authority having jurisdiction will have been obtained; and

(e) the Vendors and the Purchaser will be satisfied with the results of their respective due diligence reviews in connection with the transactions contemplated hereby.

The foregoing conditions of this Section 10.1 are for the mutual benefit of the Vendors and Purchaser, any of which may be waived by either party hereto in whole or in part without prejudice to the other party's right to rely on any of them.

10.2 The obligation of the Vendors to consummate the transactions herein contemplated are subject to the fulfillment of each of the following conditions precedent:

(a) the Acquisition Securities to be issued to the Vendors will have been validly created and allotted and the common shares are or will be when issued fully paid and non-assessable common shares;

(b) the Purchaser shall not have more than 50,000,000 common shares issued and outstanding on the Closing Date on a fully diluted basis (including, for the purpose of this calculation, the issuance of the Acquisition Securities to the Vendors, the issuance of up to 4,699,025 common shares and share purchase warrants entitling the holder thereof to acquire up to 1,174,756 additional common shares of the Purchaser pursuant to the Cameco Agreement, common shares issuable on exercise or conversion of outstanding convertible securities and all common shares issued or issuable in connection with the Financing);

(c) between the date of the Letter Agreement and the Closing Date, the Purchaser will not have incurred any material transaction otherwise than in the ordinary course of its business or in connection with its obligations under this Agreement unless otherwise disclosed to and consented to by the Vendors;

(d) no adverse material change will have occurred in the business, affairs, financial condition or operations of the Purchaser;

(e) the Purchaser, Cameco and the other owners of the Cameco Properties shall have executed the Cameco Agreement;

(f) all designees for directors must be eligible as directors under the Company Act and be acceptable to the TSX Venture;

(g) the representations and warranties of the Purchaser contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by the Vendors;

(h) effective at the Closing, the board of directors of the Purchaser will consist of seven (7) members, being one designee of CDG, one designee of Cameco and the balance being the designees of the Purchaser;

(i) the Purchaser shall be in good standing under the Company Act and the Purchaser shall not be on the list of defaulting issuers maintained by the Securities Commissions of British Columbia and Alberta and the Vendors shall, at the Closing Date, have received to their satisfaction, acting reasonably, confirmation thereof;

(j) delivery of a legal opinion from counsel to the Purchaser in a form acceptable to the Vendors, acting reasonably, in respect of such matters relating to the transaction referred to herein as it may deem necessary or advisable; and

(k) all covenants, agreements and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing have been performed and complied with as at the Closing.

The foregoing conditions of this Section 10.2 are for the exclusive benefit of the Vendors and may be waived in whole or in part by the Vendors at any time.

10.3 The obligations of the Purchaser to consummate the transactions herein contemplated, are subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a) the Purchaser shall have obtained any necessary approval of its shareholders in respect of the transactions referred to herein and shall have obtained the conditional approval of the TSX Venture in respect of the transactions contemplated herein;

(b) the Vendors shall have the right to transfer their interests in the CDG Properties, free and clear of all encumbrances save the Royalty Obligations and the Vendors shall have provided written confirmation of the release of any security against the CDG Properties under the Waddy Lake Debenture;

(c) the Purchaser, Cameco and the other owners of the Cameco Properties shall have executed the Cameco Agreement;

(d) there shall be no outstanding material adverse environmental obligations respecting the CDG Properties;

(e) completion of the Purchaser's due diligence investigations to the satisfaction of the Purchaser acting reasonably [which as at the date of this Agreement has been satisfied];

(f) the Vendors shall have entered into or agreed to enter into at Closing an escrow agreement if, and in the form, prescribed by the Exchange with respect to the Acquisition Securities;

(g) the representations and warranties of the Vendors contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by the Purchaser;

(h) all covenants, agreements and obligations hereunder on the part of the Vendors to be performed or complied with at or prior to the Closing, including in particular, the Vendors' obligations to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing; and

(i) between the date of the Letter Agreement and the Closing, no change, event or circumstance has occurred which materially adversely affects the CDG Properties or the prospects, operation or condition of the CDG Properties or which would reduce the value of the CDG Properties to the Purchaser.

The foregoing conditions of this Section 10.3 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.

11. RESALE RESTRICTIONS

11.1 Except in accordance with this Section 11, each Vendor agrees not to sell greater than 10% of the number of Acquisition Shares issued to each Vendor on the Closing Date (a "**10% Closing Interest**") in any calendar quarter and in connection therewith, each Vendor hereby agrees to place the certificates representing all of the Acquisition Shares other than the 10% Closing Interest in escrow with the Purchaser's transfer agent pursuant to

an agreement on terms acceptable to the Purchaser, acting reasonably. Once a Vendor decides to sell a number of Acquisition Shares that is greater than a 10% Closing Interest in any calendar quarter, then, prior to selling any further Acquisition Shares, the selling Vendor shall provide notice of the proposed sale to the Purchaser (a "Sale Notice"), including the aggregate number of Acquisition Shares that it proposes to sell and, if a sale price thereof has been determined, the sale price and payment terms. If a sale price has not been determined the sale price for the purposes of this provision shall be 90% of the average closing price of the Acquisition Shares for the five trading days prior to the date that the Sale Notice is delivered to the Purchaser. The Vendor hereby grants the Purchaser or its designates a right of first purchase of the Acquisition Shares that are the subject of the Sale Notice at the sale price for a period of 10 days from delivery of the Sale Notice to the Purchaser. If, after 10 days has elapsed from delivery of the Sale Notice, the Purchaser or its designates have not agreed to acquire all of the Acquisition Shares proposed to be sold by the Vendor as offered in the Sale Notice, the Vendor shall be free to sell all Acquisition Shares that are offered pursuant to the Sale Notice but not required by the Purchaser or its designates, provided that the Vendor has requested the prior written consent of the Purchaser to such sale and the Purchaser has provided its written consent, such consent not to be unreasonably withheld. The provisions of this Section 11 shall apply for a period of sixteen months following the date of issue of the shares to the Vendors hereunder.

12. **TRANSACTIONS OF THE VENDORS AT THE CLOSING**

12.1 At the Closing, the Vendors will execute and deliver or cause to be executed and delivered:

(a) all documents and instruments, including deeds, conveyances, bills of sale, transfers, assignments, agreements and certificates as are necessary to effectively vest good and marketable title to the CDG Properties in the Purchaser free and clear of any liens, charges and encumbrances (except the Royalty Obligations) and written confirmation of the release of any security against the CDG Properties under the Waddy Lake Debenture;

(b) such form of escrow agreement, duly executed by the Vendors and Purchaser, as is required by the TSXV Venture;

(c) such form of escrow agreement, duly executed by the Vendors, as is required to comply with the Resale Restrictions;

(d) the form of agreement evidencing the Anti-Dilution Agreement, duly executed by the Vendors;

(e) evidence of receipt of all consents, approvals, releases and discharges as may be required to effect the transfer of the CDG Properties to the Purchaser;

(f) the Data (to the extent not previously provided to the Purchaser);

(g) a certificate of the two officers of each of the Vendors dated the Closing Date, acceptable in form and content to the solicitors for the Purchaser, certifying that the conditions set out in Section 10.2have been satisfied and that all necessary steps and corporate proceedings have been taken by the Vendors to permit the sale of the CDG Properties as contemplated hereby and that this Agreement and all documents and instruments delivered pursuant thereto have been duly and validly authorized, executed and delivered by the Vendors and will constitute valid and legally binding obligations of the Vendors and such other matters as are requested by the Purchaser, acting reasonably; and

(h) all such other documents and instruments as the Purchaser' solicitors may reasonably require.

13. **TRANSACTIONS OF THE PURCHASER AT THE CLOSING**

13.1 At the Closing, the Purchaser will deliver or cause to be delivered:

(a) the Anti-Dilution Agreement, duly executed by the Purchaser;

(b) such form of escrow agreement, duly executed by the Vendors and the Purchaser, as is required by the TSX Venture;

(c) all consents, approvals, releases and discharges as may be required to effect the transactions contemplated hereby;

(d) certificates representing the Acquisition Shares and Acquisition Warrants;

(e) a certificate of the two officers of the Purchaser dated the Closing, acceptable in form and content to the solicitors for the Vendors, certifying that the conditions set out in Section 10.3 have been satisfied and that all necessary steps and corporate proceedings have been taken by the Purchaser to issue and deliver the Acquisition Securities to the Vendors as contemplated hereby and that this Agreement and all documents and instruments delivered pursuant thereto have been duly and validly authorized, executed and delivered by the Purchaser and will constitute valid and legally binding obligations of the Purchaser and such other matters as the Vendors may request, acting reasonably; and

(h) all such other documents and instruments as the Vendors or their solicitors may reasonably require.

14. REIMBURSEMENT

14.1 The parties agree and acknowledge that each of them will bear responsibility for their own expenses and costs incurred and to be incurred by each of them in connection with this Agreement including, without limitation, amounts paid or payable to financial advisors, legal counsel, auditors, printers, transfer agent and other arm's length third parties that perform services on their behalf in connection with the negotiation of the Letter Agreement, this Agreement, their respective due diligence reviews, preparation of the Technical Report and Valuations, negotiation and completion of the Financing, the preparation and distribution of all necessary disclosure documents and other steps required to implement this Agreement.

14.2 If the Acquisition fails to close due to one of the parties failing to complete or comply with the terms of this Agreement, the said party will pay in addition to its own costs the other parties' reasonable costs, fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other agreements or documents contemplated hereby or thereby.

15. CONFIDENTIALITY

15.1 Any information concerning any of the Purchaser or the Vendors and their respective affiliates disclosed to the other parties or their representatives, which has not been publicly disclosed, shall be kept strictly confidential by them and shall not be disclosed or used by the recipients thereof whether or not the Closing occurs until publicly disclosed by the party to which such information relates. This clause does not apply to information in respect of the CDG Properties disclosed by the Purchaser after Closing, provided that if the Purchaser is intending to disclose such information other than in relation to securities regulatory or stock exchange obligations or to facilitate financing, exploration or development of the CDG Properties, it will provide prior notice to CDG of its intended disclosure.

16. TIME OF THE ESSENCE

16.1 Time is of the essence.

17. **FURTHER ASSURANCES**

17.1 The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

18. **ASSIGNMENT**

18.1 This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

19. **ENTIRE AGREEMENT**

19.1 This Agreement embodies the entire agreement and understanding between the parties hereto and supercedes all prior agreements, representations, warranties and understandings, whether oral or written, relative to the subject matter hereof and supercedes the Letter Agreement.

20. **SUCCESSORS AND ASSIGNS**

20.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21. **COUNTERPARTS**

21.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

22. **NOTICES**

22.1 Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, posted in Canada and addressed to the proper party at the address stated below:

(a) If to the Vendors:

CDG INVESTMENTS INC.
500, 926 - 5th Avenue S. W.
Calgary, Alberta T2P 0N7
Telephone: (403)-266-2650
Facsimile: (403) 266-2606
Attention: James Devonshire

and

WADDY LAKE RESOURCES INC.
500, 926 - 5th Avenue S. W.
Calgary, Alberta T2P 0N7
Telephone: (403)-266-2650
Facsimile: (403) 266-2606
Attention: James Devonshire

(b) if to the Purchaser:

GOLDEN BAND RESOURCES INC.
Suite 900, 475 Howe Street
Vancouver, B.C. V6C 2B3
Telephone: (604) 669-4799

Facsimile: (604) 682-3941
Attention: Ron Netolitzky

with a copy to

DUMOULIN BLACK
10th Floor, 595 Howe Street
Vancouver, B.C. V6C 2T5
Telephone: (604) 687-6808
Facsimile: (604) 687-8772
Attention: Corey M. Dean

or to such other address as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received.

23. SCHEDULES

23.1 The schedules attached hereto are hereby incorporated into this Agreement and form a part hereof. All terms defined in the body of this Agreement will have the same meaning in the Schedules attached hereto.

24. REFERENCE DATE

24.1 This Agreement is dated for reference April 24, 2002, but will become binding as of April 24, 2002 upon execution and delivery by all parties hereto.

25. REFERENCES TO AGREEMENT

25.1 The terms "this Agreement", "hereof", "herein", "hereby", "hereto" and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

26. HEADINGS

26.1 The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or enlarge the scope or meaning of the provisions of this Agreement.

27. PROPER LAW

27.1 The proper law of this Agreement is the law of British Columbia.

28. INDEPENDENT LEGAL ADVICE

28.1 The parties each acknowledge having obtained their own independent legal advice with respect to the terms of this Agreement prior to its execution.

IN WITNESS WHEREOF the parties have executed and delivered these presents effective as of April 24, 2002.

The Corporate Seal of **CDG INVESTMENTS INC.** was hereunto affixed in the presence of)
)
)
)
______________________________) c/s
)

______________________________	)	
The Corporate Seal of **WADDY LAKE RESOURCES INC.** was hereunto affixed in the presence of	))))	
______________________________	)	c/s
______________________________	))	
The Corporate Seal OF **GOLDEN BAND RESOURCES INC.** was hereunto affixed in the presence of:	))))	
______________________________	)	c/s
______________________________	))	

25. REFERENCES TO AGREEMENT

25.1 The terms "this Agreement", "hereof", "herein", "hereby", "hereto" and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

26. HEADINGS

26.1 The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or enlarge the scope or meaning of the provisions of this Agreement.

27. PROPER LAW

27.1 The proper law of this Agreement is the law of British Columbia.

28. INDEPENDENT LEGAL ADVICE

28.1 The parties each acknowledge having obtained their own independent legal advice with respect to the terms of this Agreement prior to its execution.

IN WITNESS WHEREOF the parties have executed and delivered these presents effective as of April 24, 2002.

The Corporate Seal of **CDG INVESTMENTS INC.** was hereunto affixed in the presence of:) c/s

____

____

The Corporate Seal of **WADDY LAKE RESOURCES INC.** was hereunto affixed in the presence of) c/s

____

____

The Corporate Seal OF **GOLDEN BAND RESOURCES INC.** was hereunto affixed in the presence of:) c/s

____

____

25. REFERENCE TO AGREEMENT

25.1 The terms "this Agreement", "hereof", "herein", "hereby", "hereto" and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

26. HEADINGS

26.1 The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or enlarge the scope or meaning of the provisions of this Agreement.

27. PROPER LAW

27.1 The proper law of this Agreement is the law of British Columbia.

28. INDEPENDENT LEGAL ADVICE

28.1 The parties each acknowledge having obtained their own independent legal advice with respect to the terms of this Agreement prior to its execution.

IN WITNESS WHEREOF the parties have executed and delivered these presents effective as of April 24, 2002.

The Corporate Seal of **CPG INVESTMENTS INC.** was hereunto affixed in the presence of

____

____________________ c/s

The Corporate Seal of **WADDY LAKE RESOURCES INC.** was hereunto affixed in the presence of

____

____________________ c/s

The Corporate Seal OF **GOLDEN BAND RESOURCES INC.** was hereunto affixed in the presence of:

____

____________________ c/s

25. REFERENCES TO AGREEMENT

25.1 The terms "this Agreement", "hereof", "herein", "hereby", "hereto" and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

26. HEADINGS

26.1 The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or enlarge the scope or meaning of the provisions of this Agreement.

27. PROPER LAW

27.1 The proper law of this Agreement is the law of British Columbia.

28. INDEPENDENT LEGAL ADVICE

28.1 The parties each acknowledge having obtained their own independent legal advice with respect to the terms of this Agreement prior to its execution.

IN WITNESS WHEREOF the parties have executed and delivered these presents effective as of April 24, 2002.

The Corporate Seal of **CDG INVESTMENTS INC.** was hereunto affixed in the presence of) c/s

____

____

The Corporate Seal of **WADDY LAKE RESOURCES INC.** was hereunto affixed in the presence of) c/s

____

____

The Corporate Seal OF **GOLDEN BAND RESOURCES INC.** was hereunto affixed in the presence of:) c/s

[signature]

____

SCHEDULE "A"
Description of CDG Properties and Royalties

NO	PROJECT NAME	DISPSN'S	EXPIRY DATE	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
1	Centre Lake	ML 5477	Oct. 2/03	65	74-A-1	100% CDG		Aug 1/88 GNU Rept Lahusen/Fraser/Jellicoe 15-35m x 600m sulph IF (Py>>Po) + QV in hanging wall of Byers Fault with consistent values of 0.01-0.05 opt. Mod vert continuity. No geol map or compilation of geophysics.
2	Kaslo Lake (Niko Deposit)	ML 5476 S 98172 S 98173	Jan. 28/03 Mar. 12/03 Mar. 12/03	534	74-A-1	100% CDG		Nov. '90, Ian Fraser Rept; NIKO OCCURRENCE consists of 3 zones, 2 (Cornflake & Red Cube) of which are in the Hanging Wall Bx, and 1 in the Footwall Bx. All rake parallel to southern dip of Byers fault. Cornflake, strongly py (up to 10%), apparently truncates against fault at depth, but open up & down plunge (as are other 2 zones). Cornflake 10.5m wide (164,820 tons 0.137 opt), or 6.0m wide (94,000 tons 0.177 opt). V interesting long section – not 1 ddh between the Niko and, 275m to the E, the Kaslo occurrence. KASLO OCCURRENCE, best 4 drill intercepts are .108/5.5m, .11/3.2m, .2/3.5m, .2/3.5m
3	Phillips Lake	S 101077	Sept. 12/03	1,324	64-D-4 64-D-4 64-D-4	100% CDG		Entirely underlain by supracrustals and covers a N to NE trending fault which may represent an extension or splay of the Byers Fault. Numerous good grab samples of auriferous QVs (>1oz.) Needs prospecting.
4	Tower Lake (Tower L East Deposit)	CBS 5496 S 96833 S 96834 S 96835 S 96836	June 15/03 Feb. 6/03 Feb. 6/03 June 15/03 June 15/03	469	74-A-1 74-A-1 74-A-1 74-A-1 74-A-1	100% CDG		Fraser & Lahusen Rept Oct '90; 8 mineralized zones, all partially open (?). 1,016,277 tons 0.199 opt of probable, un-cut, un-diluted, min 3.0m grading >0.10 opt. South Lens – may pinch to depth, and almost certainly to E & W. Upper E Lens p pinches down plunge. Rusty Zone – truncated by Byers Fault @ depth. SG for Tower tonnage calc was 2.98 short tons per cubic metre – should re-examine. How did Ed Holt double the tonnage? B.Evans Rept Jan, 1991, using 0.125 cut-off 734,556 tons of 0.199 opt

NO	PROJECT NAME	DISPSN'S	EXPIRY DATE	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
								Using 0.10 cut-off 1,070,845 tons of 0.168 opt, both using min 1.5 m mineralized intercept. Block model and inverse distance cubed gave virtually same numbers.
5	Weedy S. W.	S 106205 S 103135 S 103136	June 14/03 Dec. 29/03 Dec. 29/03		64-D-4 64-D-4 64-D-4	100% CDG		Supracrustals cut by Byers Fault, here represented by a prominent topo lineament. MacKenzie showing reported to contain narrow QVs with up to 30 opt, and the No. 25 Showing narrow QVs in shears with up to 0.15 opt. Needs mapping and prospecting.
6	West Lake	S 98168 S 98169 S 98170 S 98171 S 106202	Feb. 28/03 Feb. 28/03 Feb. 28/03 Feb. 28/03 Jan. 20/03	574	74-A-1 74-A-1 74-A-1 74-A-1 74-A-1 74-A-1	100% CDG		Nov '88 Ian Fraser Rept., as with Center Lake, there is a broad (15-45m) zone of very low grade (0.01- to rare 0.10 opt) assoc with intense silic & Py (5-15%). Higher grades are assoc with QV & Bx within the sil & py halo. Near vert dipping. Some continuity of grade extending to depth.
7	Clear Lake	CBS 6742 CBS 6743	Jan. 28/03 Jan. 28/03	1,065 921	74-A-1 64-D-4	100% CDG		
8	Kenwood Project	S 101112	Apr. 11/03		64-D-4	100% CDG		
9	Brabant Lake	CBS 7113	May 13/03	445	64-D-4	100% CDG		Best drill intercept was 0.071 opt over 0.5m within a 6m wide shear [Oven Fault, parallel to and 450 to 600m south of Byers Fault]. Surface assays of up to 0.06 opt were reported.
10	Waddy Lake	ML 5080 ML 5364 CBS 6548	Feb. 7/03 June 5/03 Jan. 22/03			100% Waddy Lake		KOMIS, June '95 summ rept Fraser & Lahusen, global reserves (before mining), Proven & Prob 644,809 tons of 0.432 opt + Possible tonnage of 632,000 tons of 0.39 opt. 25 zones, open in all directions; 150 m along strike x 50 m wide, and drilled to vert depth of 175 m. Then, "partially developed mining reserves" of 280,000 tons grading 0.302 opt. 10,000 ton bulk sample measured during mining yielded 0.374 opt and a reported head grade at mill of 0.207 opt (although the mill manager reported 0.195 opt).

NO	PROJECT NAME	DISPSN'S	EXPIRY DATE	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
11	Weedy Lake (Golden Heart)	S 106203	June 7/03	477	64-D-4	50.1% Tyler 37.6% [redacted] CDG 12.3% Cameco		Ian Fraser Rept 15/9/97; Reserves of Golden Heart 3,429,330 tons of 0.084 opt. Steve Butrenchuk calc 620,910 tons of 0.267 opt (excluding HW#1, HW#2 and most of Contact Zone, which had previously reported at 142,892 tons of 0.524 opt). [KLT reported A Zone of 314,000 tons of 4.6 g/t] Butrenchuk reported total should be corrected to 763,802 of 0.315 opt. Could not find calc done by Fraser. Did Holt have computerized block model? Or did he use Fraser's calcs? Metallurgy? Holt reports 2,168,000 tons of 3.24 g/t at strip ration of 14.25:1 Where are plan & long sections, calcs & pit design? Significant resource which remains open down plunge.
12	Contact Lake	S 102772 S 104791 S 104792	Feb. 3/03 Sept. 25/03 Sept. 25/03		64-D-4 64-D-4 64-D-4	50% Golden Band 50% CDG		
13	Greenhill Lake	S 97751 S 97752	July 6/03 July 6/02			100% CDG		
14	Jolu Mine	Q 4438-45	Aug. 15/03		74-A-1	100% CDG		
15A	David Lake North	ML 5499 L ML 5500 L	Oct. 15/03 Oct. 15/03		73-P-16	100% CDG		
18	Oven Lake	CBS 5205	June 8/05	4,063	64-D-4	55% Cameco 45% CDG	1% NSR- Born 2% NSR to 12% NPI (Jlacmates) to Energy Reserves	CORNER LAKE Occurrence, sil mylonites & brittle fracture zones in granodiorite host, proximal to the Oven Fault; 250 m strike x vert dimension of 150m Healy (1989) calc 133,000 tonnes of 9.8 g/t with a cut-off of 5 g/t. OVEN LAKE Occurrence, 600 m west of Corner Lake Occurrence; semi-reconnaissance drilling on 100m centers, 1.5 to 4.0 g/t over widths of 0.5m 400m east of Corner Lake Occurrence, ddh of 6.0m of 7.03 g/t and 2.7m of 6.99 g/t. Northwest corner of Oven Lake, drill intercept of 5.55 g/t over 0.5 m, and 5.9 g/t over 2.5m Camp Lake (SW corner of Property), one drill intercept of 4.01 g/t over 0.5m

NO	PROJECT NAME	DISPSN'S	EXPIRY DATE	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
22	Blindman Lake	ML 5451	Oct. 15/03	1,267	74-A-1	70% CDG 30% Cameco	2%NSR or 12% NPI on GNU's 40% to Energy Reserves. 2% NSR or 12% NPI on GNU's 21% to Cameco	KLT summ; historic work concentrated on the Rod Structure which hosted the JOLU Mine just to the SW; 116 ddh" tested less than 1 km of structure; 3 sub-economic zones discovered, the PAM, the BLINDMAN and the E-ZONE.
23	Como Lake	CBS 8566	Aug. 3/03	405	73-P-16	81% CDG 19% Cameco	2% NSR or 12% NPI on GNU's 40% to Energy Reserves. 2% NSR or 12% NPI on GNU's 21% to Cameco	KLT summ; 2 quartz veins found on the contact between a porphyritic tonalite and a diorite of the Gibbons Lake pluton. 12 ddh tested the veins but only values to 10 times background were obtained.

SCHEDULE "B"

ANTI-DILUTION AGREEMENT

THIS AGREEMENT is dated for reference the ● day of ●, 2002.

BETWEEN:

GOLDEN BAND RESOURCES INC.,
Suite 900 - 475 Howe Street,
Vancouver, British Columbia, V6C 2B3

(hereinafter referred to as "**Golden Band**")

OF THE FIRST PART

AND:

CDG INVESTMENTS INC.
(formerly Golden Rule Resources Ltd.)
500, 926 - 5th Avenue S. W.
Calgary, Alberta T2P 0N7

(hereinafter referred to as "**CDG**")

OF THE SECOND PART

WHEREAS:

A. Pursuant to an agreement (the "**Acquisition Agreement**") dated for reference the 24th day of April, 2002 among Golden Band Resources Inc., CDG Resources Ltd., and Waddy Lake Resources Inc., Golden Band and CDG agreed to enter into this Anti-Dilution Agreement effective upon the Closing (as defined in the Acquisition Agreement);

B. The parties wish to enter into this Anti-Dilution Agreement for the purpose of granting to CDG anti-dilution rights to maintain its equity interest in Golden Band as provided herein;

NOW THEREFORE in consideration of the premises and of the covenants and provisions herein contained, the parties hereto agree as follows:

1. REASONABLE STEPS TO MAINTAIN OWNERSHIP

1.01 Golden Band will not, without CDG's consent, take any action which would proximately result in CDG not being permitted, under existing law or regulation, to acquire any common shares or other equity securities or securities convertible or exchangeable for common shares or other equity securities or securities which grant the right to purchase common shares or other equity securities (collectively the "**Securities**") of Golden Band provided nothing herein shall prohibit Golden Band in its efforts to undertake any and all efforts to arrange for financing for Golden Band and will take such steps as are reasonably necessary to permit CDG to maintain its equity interest (the "**Prior Equity Interest**") in Golden Band after the closing of such financing pro rata to the level that it held prior to the closing of such financing in the event such level of ownership is threatened under existing law or regulation, including without limitation opposing any regulatory initiative (federal, provincial or state) to obtain a reduction in

CDG's level of ownership and engaging in such corporate restructuring as may be appropriate to maintain CDG's level of ownership.

2. GRANT OF RIGHT

2.01 Golden Band hereby grants to CDG the right (the "**Anti-Dilution Right**") to purchase from time to time as Golden Band proposes to issue Securities, sufficient Securities so that CDG may acquire and maintain the Prior Equity Interest on the terms and conditions set out in this Agreement.

3. NOTICE OF ISSUANCE OF SECURITIES

3.01 If Golden Band issues or proposes to issue Securities to a party other than CDG, Golden Band shall give CDG written notice of such issue (the "**Notice of Issue**") which shall include:

(a) the number of Securities to be issued;

(b) the price or consideration at or for which the Securities are to be issued;

(c) the date on which such Securities are to be issued;

(d) if the Securities are to be issued for consideration other than cash, Golden Band's good faith estimate of the cash equivalent of the non-cash consideration; and

(e) any other terms of the proposed issuance.

4. PURCHASE

4.01 CDG shall have the right save as provided in Section 4.03 hereof for a period of 10 business days from the receipt of each Notice of Issue, to purchase from Golden Band that number of Securities which, when added to the common shares of Golden Band already held by CDG, will represent the Prior Equity Interest after issuing the Securities described in the Notice of Issue.

4.02 The purchase price for the Securities which may be acquired by CDG under Section 4.01 shall, subject to Section 4.03 be the same as the price or the cash equivalent described in the Notice of Issue, or as determined under Section 5.01 and shall be paid to Golden Band by bank draft or certified cheque against the delivery of a certificate or certificates to CDG representing the Securities.

4.03 If the Securities described in the Notice of Issue are to be issued to a director or an employee pursuant to an incentive stock option, or are securities convertible or exchangeable for common shares or other equity securities or securities which grant the right to purchase common shares or other equity securities of Golden Band, then CDG shall not be entitled to exercise its Anti-Dilution Right in respect of the Securities described in said Notice of Issue except pursuant to Section 4.04.

4.04 If CDG is unable to exercise its Anti-Dilution Right pursuant to Section 4.03 or fails to exercise its Anti-Dilution Right in respect of any proposed issue of Securities by Golden Band, the Anti-Dilution Right will not terminate in respect of any subsequent issue of Securities by Golden Band, provided that this Agreement has not been terminated as provided by Section 8.01. Accordingly, for any subsequent proposed issue of Securities by Golden Band, CDG may acquire a sufficient number of Securities to maintain the Prior Equity Interest immediately prior to the issue of securities under Section 4.03.

5. ARBITRATION OF CASH EQUIVALENT

5.01 If the Notice of Issue contains Golden Band's good faith estimate of the cash equivalent consideration; and if CDG disagrees with Golden Band's estimate, CDG shall so notify Golden Band and shall, in such notice, specify

what it considers in good faith the fair cash equivalent to be and the resulting total purchase price. If CDG so notifies Golden Band and Golden Band does not agree with CDG's estimate, the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by CDG's within thirty (30) days following its determination by arbitration.

6. RECLASSIFICATIONS, REORGANIZATIONS, ETC.

6.01 In the case of any reclassification or change of the common shares of Golden Band then outstanding (other than from no par value to par value, or from par value to no par value, or a change in par value, or as a result of a sub-division or consolidation), or in the case of any amalgamation of Golden Band with or merger of Golden Band into, any other corporation (other than an amalgamation or merger in which Golden Band is the continuing corporation and which does not result in any re-classification or change, other than as aforesaid, of the common shares), or in the case of any sale, transfer or other disposition of all or substantially all of the assets of Golden Band, Golden Band or the corporation formed by such amalgamation or the corporation into which Golden Band shall have been merged or the corporation which shall have acquired such assets, as the case may be, Golden Band and CDG shall execute and deliver a supplemental agreement providing that CDG shall have the right thereafter to purchase the kind and amount of shares and other securities and property receivable upon such reclassification, change, amalgamation, merger, sale, transfer, or other disposition. The above provisions shall similarly apply to successive reclassifications, changes, amalgamations, mergers, sales, transfers or other dispositions.

7. AGREEMENT SUBJECT TO APPROVALS

7.01 This Agreement shall be subject to all necessary regulatory approvals as may be required from time to time and Golden Band agrees to use its best efforts to seek and obtain all such approvals.

8. TERMINATION

8.01 This Agreement shall terminate and be of no further force and effect except in respect of the rights or obligations accrued prior to the date of termination if CDG fails to exercise its rights to purchase Securities described in any Notice of Issue and as a result thereof holds less, or has the right to hold less, than 5% of the issued common shares of Golden Band. Provided however that this Agreement shall not terminate if CDG's percentage of the issued and outstanding common shares of Golden Band is reduced to less than 5% by the issuance of Securities under Section 4.03 and CDG has not had an opportunity under Section 4.04 to exercise its Anti-Dilution Right to purchase such number of Securities to increase its percentage to at least 5% of the issued common shares of Golden Band.

9. NOTICE

9.01 Notices hereunder shall be given in writing and shall be sent by telecopy or by delivery to:

to:

GOLDEN BAND RESOURCES INC.
Suite 900 - 475 Howe Street
Vancouver, B.C. V6C 2B3
Telephone: (604) 669-4799
Facsimile: (604) 682-3941
Attention: Ron Netolitzky

with a copy to:

DUMOULIN BLACK
10th Floor, 595 Howe Street
Vancouver, B.C.
V6C 2T5
Telephone: (604) 687-6808
Facsimile: (604) 687-8772
Attention: Corey M. Dean

to: **CDG INVESTMENTS INC.**
500, 926 - 5th Avenue S. W.
Calgary, Alberta T2P 0N7
Telephone: (403)266-2650
Facsimile: (403) 266-2606
Attention: James Devonshire

any notice given by telecopy shall be deemed to have been given on the day on which it is transmitted; and any notice given by delivery shall be deemed to have been given on delivery.

10. ENTIRE AGREEMENT

10.01 This Agreement constitutes the entire agreement among the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

11. SEVERABILITY

11.01 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement has been executed without the invalid or unenforceable provision.

12. WAIVER AND CONSENT

12.01 No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this Section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this Section in any other or subsequent instance.

13. AMENDMENTS

13.01 This Agreement may not be amended except in writing signed by the parties.

14. GOVERNING LAW

14.01 This Agreement is and will be deemed to have been made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the rights and remedies of the parties will be determined in accordance with those laws.

15. ATTORNMENT

15.01 Each of the parties irrevocably attorns to the jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover and agrees that any proceeding commenced or maintained in respect of or arising as a consequence of this Agreement will be commenced or maintained only in such of those Courts as is appropriate.

16. **BINDING EFFECT**

16.01 This Agreement will enure to the benefit of and be binding upon the respective legal representatives successors and permitted assigns of the parties.

17. **FURTHER ASSURANCES**

17.01 Each party will, at its own expense and without expense to any other party, execute and deliver such further agreements and other documents and do such further acts and things as any other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

18. **COUNTERPARTS**

18.01 This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

19. **TIME OF ESSENCE**

19.01 Time will be of the essence of this Agreement.

IN WITNESS the parties hereto have executed this Agreement the day and year first above written.

GOLDEN BAND RESOURCES INC.

Per: ______________________________

CDG INVESTMENTS INC.

Per: ______________________________

SCHEDULE "C"

Allocation of Acquisition Shares and Acquisition Warrants

Name of Vendor	Name of CDG Property	No. of Purchaser Shares	No. of Purchaser Warrants
CDG Investments Inc.	Centre Lake	206,674	51,667
	Kaslo Lake (Niko Deposit)	925,859	231,457
	Phillips Lake	243,205	60,799
	Tower Lake (Tower L East Deposit)	1,909,099	477,259
	Weedy S.W.	130,968	32,741
	West Lake	409,130	102,279
	Clear Lake	227,313	56,826
	Kenwood Project	175,678	43,918
	Brabant Lake	281,619	70,402
	Waddy Lake **	4,664,745	1,166,147
	Weedy Lake (Golden Heart)	1,071,690	267,913
	Contact Lake	19,858	4,964
	Greenhill Lake	7,821	1,955
	Jolu Mine	229,239	57,308
	David Lake North	547,973	136,989
	Oven Lake	398,945	99,733
	Blindman Lake	119,386	29,845
	Coma Lake	Nil	Nil
		11,569,202	**2,892,202**

** Waddy Lake Resources Inc. is the Vendor

SCHEDULE "D"
Description of Cameco Properties and Royalties

NO	PROJECT NAME	DISPSN'S	Expiry Date [1]	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
11	Weedy Lake (Golden Heart)	S 106203	June 7/02	477	64-D-4	50.1% Tyler 37.6% GNU 12.3% Cameco		Ian Fraser Rept 15/9/97; Reserves of Golden Heart 3,429,830 tons of 0.084 opt. Steve Butrenchuk calc 620,910 tons of 0.267 opt (excluding HW#1, HW#2 and most of Contact Zone, which had previously reported at 142,892 tons of 0.524 opt). [KLT reported A Zone of 314,000 tons of 4.6 g/t] Butrenchuk reported total should be corrected to 763,802 of 0.315 opt. Could not find calc done by Fraser. Did Holt have complerized block model? Or did he use Fraser's calcs? Metallurgy? Holt reports 2,168,000 tons of 3.24 g/t at strip ration of 14.25:1 Where are plan & long sections, calcs & pit design? Significant resource which remains open down plunge.
13	Greenhill Lake	S 97751 S 97752	July 6/02 July 6/02			100% CDG		
15 B	David Lake	S 101346	Mar. 5/02	850	73-P-16	100% Cameco	3% NSR Malog 2% NSR Energy Reserves	KLT summ: 6 km of prospective structure was tested by 128 ddh. Little chance to find sizeable deposit. Adverse royalty structure.
18	Oven Lake	CBS 5205	June 8/02	4,063	64-D-4	55% Cameco 45% CDG	1% NSR-Bonn 2% NSR to 12% NPI (fluctuates) to Energy	CORNER LAKE Occurrence, sil mylonites & brittle fracture zones in granodiorite host, proximal to the Oven Fault; 250 m strike x vert dimension of 150m Healy (1989) calc 133,000 tonnes of 9.8 g/t with a cut-off of 5 g/t. OVEN LAKE Occurrence, 600 m west of Corner Lake

NO	PROJECT NAME	DISPSN'S	Expiry Date [1]	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
							Reserves	Occurrence; semi-reconnaissance drilling on 100m centers, 1.5 to 4.0 g/t over widths of 0.5m 400m east of Comer Lake Occurrence, ddh of 6.0m of 7.03 g/t and 2.7m of 6.99 g/t. Northwest corner of Oven Lake, drill intercept of 5.55 g/t over 0.5m, and 5.9 g/t over 2.5m Camp Lake (SW corner of Property), one drill intercept of 4.01 g/t over 0.5m
19	Star Lake	ML 5100 ML 5118	Sept. 21/02 June 8/02	20 182	73-P-16 73-P-16	50% Cameco 23.66% UEM 26.34% Starrex		STAR LAKE DEPOSIT mined out; 83,700 oz @ 15.8 gpt, including Rush Lake Zone. No more reserves located despite major efforts by JV partners, and later by Corona under option.
21	Waddy Lake S.	S 102759 S 102765	Sept. 13/02 Nov. 8/02	3,414 64	64-D-4 64-D-4	100% UEM		KLT summ; discovery of a few new gold showings (ie: Komis Road Showing) and re-evaluation of known showings (ie: Ginger). Work consisted of about 1500 soil samples, IP survey, 27 ddh, most of them to follow up soil geochemical anomalies – none with apparent economic potential to date.
22	Blindman Lake	ML 5451	Oct. 15/02	1,267	74-A-1	70% CDG 30% Cameco	2%NSR or 12% NPI on GNU's 40% to Energy Reserves. 2% NSR or 12% NPI on GNU's 21% to Cameco	KLT summ; historic work concentrated on the Rod Structure which hosted the JOLU Mine just to the SW; 116 ddh" tested less than 1 km of structure; 3 sub-economic zones discovered, the PAM, the BLINDMAN and the E-ZONE.
23	Como Lake	CBS 8866	Aug. 3/02	405	73-P-16	51% CDG 49% Cameco	2% NSR or 12% NPI on GNU's 40% to Energy Reserves. 2% NSR or	KLT summ; 2 quartz veins found on the contact between a porphyritic tonalite and a diorite of the Gibbons Lake pluton. 12 ddh tested the veins but only values to 10 times background were obtained.

ND	PROJECT NAME	DISPSN'S	Expiry Date [1]	SIZE Ha	NTS	OWNERSHIP	ROYALTIES	DESCRIPTION
							12% NPI on GNU's 21% to Cameco	
24	Dickens Lake W (Bingo Zone)	CBS 3125 CBS 7072 S 98158 S 98329 S 98330	Sept 30/02* Sept. 8/02 Sept. 30/02 May 7/02 May 7/02	3,650 1,611 1,220 16 16	73-P-10,15 73-P-10,15 73-P-15 73-P-10 73-P-10,15	50% Cameco 50% UEM	3% NPI to D. Partridge on CBS 7072 3% NPI to B. Layman on S 98329-30	KLT summ: Bingo Zone; structurally controlled in strongly biotite altered volcanics and intrusives; 60 ddh's Estimate of 156,000 t at 12.76 gpt. Not explored down plunge; a number of additional gold showings found but not followed up.

(1) Except where otherwise noted by an asterisk, excess assessment credit are available to be applied to extend the expiry dates for at least one additional year.

SCHEDULE "E"

LIST OF PROPERTIES OF THE PURCHASER AS AT APRIL 24, 2002

Summary of Saskatchewan Mineral Dispositions held as of April 24/2002

Project Name	claim # Claim group #	size (ha)	totals	recording date	annly rquird assmnt $	NTS map
Kenwood River	S 104973	760		04 Aug 95	$9,120	74 A 1
	S 104972	850		04 Aug 94	$10,200	74 A 1
	CBS 7837	1,717		02 July 97	$20,604	74 A 1
Grouping Cert. #	*45344*	**3,327**	**3,327**		***$39,924***	
Kirk Lake	S 104 816	1,165		15-Apr-98	$13,980	74 A 1
	CBS 7785	485		22-Nov-96	$5,820	74 A 1
	CBS 7786	2,160		22-Nov-96	$25,920	74 A 1
Grouping Cert. #	***45345***	**3,810**	**3,810**		***$45,720***	
Contact Lake (50% ownership with GND)	S 102 772	1,680		2 Feb 94	$20,160	64 D 4
	S 104 791	1,080		25-Sep-95	$12,960	64 D 4/5
	S 104 792	35		25-Sep-95	$420	64 D 4
Grouping Cert. #	*45202*	2,795	2,795		*$33,540*	
Kruger Lake	S 106244	100		31 March 2000	$1,200	73 P 15
	S 106728	80		19 Dec. 2001	$960	73 P 15
		180	**180**		***$2,160***	
Hayman Lake	S 106985	657	657	24 March 2002	$7,884	73 P 10
Greenhill Lake	S 106982	260	260	24 March 2002	$3,120	64 D 5
Earl & Kidney Lakes	S 106984	618	618	24 March 2002	$7,416	64 D 4
Woody Lake	S 106983	150	150	24 March 2002	$1,800	64 D 4